                  AGREEMENT AND PLAN OF MERGER
                               OF
                     CM BANK HOLDING COMPANY
                          WITH AND INTO
                      HIBERNIA CORPORATION


     AGREEMENT AND PLAN OF MERGER dated as of April 2, 1996
("Agreement"), adopted and made by and between CM Bank Holding
Company ("Seller") and Hibernia Corporation ("Hibernia").

     Seller is a corporation duly organized and existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"). The presently authorized capital stock of Seller consists solely of 5,000,000 shares of Class A Common Stock of the par value of $10 each (the "Class A Stock") and 1,581,140 shares of Class B Common Stock of the par value of $5 each (the "Class B Stock")(collectively, the Class A Stock and the Class B Stock are referred to as "Seller Common Stock"). As of March 31, 1996, 259,430 shares of Seller Class A Stock had been issued, of which 251,605 shares were outstanding and 7,825 shares were held in Seller's treasury, and 1,581,140 shares of Class B Stock were issued and were outstanding with no Class B Stock held in treasury. All outstanding shares of Seller Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Seller authorized, issued, or outstanding, and there are no existing options, warrants, calls, or commitments of any kind obligating Seller to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of Seller's capital stock has been issued in violation of preemptive rights of shareholders. Seller owns 100 percent of the outstanding voting shares of Calcasieu Marine National Bank ("Bank"), a national banking association organized and existing under the laws of the United States of America. All of the issued and outstanding shares of capital stock of the Bank are owned by Seller. The Bank is (Calcasieu) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a national bank under the laws of the United States, and has full authority to conduct its business as and where currently conducted.


     Hibernia is a corporation duly organized and existing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of March 31, 1996, no shares of Hibernia's preferred stock were outstanding, [83,717,760] shares of Hibernia Common Stock were outstanding, and no shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer, except that Hibernia has authorized or reserved [1,718,707] shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options

     HNB is a national banking association organized and existing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. All of the issued and outstanding shares of capital stock of HNB are owned by Hibernia. HNB is (i) an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has been duly organized and is validly existing as a national bank under the laws of the United States, and has full authority to conduct its business as and where currently conducted.

     Hibernia shall organize an interim bank holding company under the laws of the State of Louisiana ("Interim Company"), all of the issued and outstanding capital stock of which shall be owned by Hibernia. The Interim Company shall exist only for a brief time for the purpose of merging with and into Seller in the Initial Merger (as defined and described below in this Agreement).

     The Boards of Directors of Seller and Hibernia, Hibernia and HNB have duly approved this Agreement and have authorized the execution hereof by Seller's Chairman of the BoardChairman of the Board and Hibernia's and HNB's President and Chief Executive Officer, respectively. Seller has agreed to direct that this Agreement be submitted to a vote of its shareholders either in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") or its Articles of Incorporation and the terms of this Agreement.

     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Seller with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

      1.  The Mergers.  On the Effective Date (as defined in
Section 14 hereof), the Interim Company shall be merged with and into Seller under the name and Articles of Incorporation of Seller (the "Initial Merger") pursuant to the provisions of, and with the effect provided in, the Louisiana Business Corporation Law ("LBCL"), this Agreement and the Initial Merger Agreement in substantially the form of Exhibit 1 hereto. The surviving entity of the Initial Merger shall be merged with and into Hibernia (the "Holding Company Merger") immediately following the Initial Merger pursuant to the provisions of, and with the effect provided in, the LBCL, this Agreement and the Holding Company Merger Agreement in substantially the form of Exhibit 2 hereto, and Bank shall be merged with and into HNB immediately following the Holding Company Merger, pursuant to and with the effect provided in, the national banking law, this Agreement and the Bank Merger Agreement in substantially the form of Exhibit 3 hereto. The Initial Merger, the Holding Company Merger and the Bank Merger are sometimes referred collectively herein as the "Mergers".

      2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

      3.  Seller Common Stock.

          3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

          (a) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Date, other than
(i) shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12: 131 of the LBCL and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Initial Merger automatically and without any action on the part of the holder thereof, become and be converted into the right to receive cash in the amount set forth in Section 3.7 hereof;

          (b) holders of certificates which represent shares of Seller Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Seller;

          (c) each share of Seller Common Stock held in the treasury of Seller or owned beneficially by Hibernia or any of its subsidiaries shall be cancelled; and

          (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for cash in the amount set forth in
Section 3.7 hereof.

          3.2.  Transmittal Materials.  As promptly as
practicable after the Effective Datedate hereof, or such later date as Hibernia and Seller shall agree, Hibernia shall send or cause to be sent to each shareholder of record of Seller transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if anyash or other immediately available funds. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in the funds to which holders of Old Certificates shall be entitled pursuant to the terms hereof. If any funds are to be delivered to someone other than the person in whose name an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the distribution agent to be appointed by Hibernia in connection with such payments (the "Distribution Agent") that such taxes are not payable. Hibernia shall make arrangements so payable.that shareholders of Seller who have properly returned the transmittal materials and their Old Certificates on or before the day that is two business days prior to the Effective Date may obtain their cash in immediately available funds on the Effective Date.

          3.3. Rights as Shareholders. Former shareholders of Seller will have no rights as shareholders of Hibernia as a result of the Mergers, and shall not be entitled to dividends or other distributions to holders of Hibernia Common Stock at any time after the Effective Date as a result of the Mergers.

          3.4. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Seller or Hibernia of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Date. If, on or after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be cancelled and exchanged for cash as herein provided. Any other provision of this Agreement notwithstanding, neither the Distribution Agent nor any party hereto shall be liable to a holder of Seller Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          3.5. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Louisiana law, the officers and directors of Seller last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Seller, and otherwise to carry out the purposes of this Agreement.

          3.6. Dissenters' Shares. Shares of Seller Common Stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Initial Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided in Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Seller Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

          3.7. Cash Payable for Shares. Each share of Seller Class A Common Stock issued and outstanding immediately prior to the Effective Date shall be converted, on the Effective Date, into the right to receive cash from Hibernia in the amount of $193.5245990 per share, and each share of Seller Class B Common Stock shall be converted, on the Effective Date, into the right to receive cash from Hibernia in the amount of $96.76229999 per share. HNB agrees to provide such cash, but its failure to do so shall not relieve Hibernia of its obligations under this Section
3.7. HNB

      4. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and Bylaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

      5. Employees. Except as otherwise provided here, Hibernia shall cause to be provided as soon as practicable after the Effective Date for the employees of Seller and the Bank immediately prior to the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Seller or the Bank (or both) to receive the benefits to which such employee shall be entitled under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Seller or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries and provided further, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of Seller into a comparable benefit plan of Hibernia without creating significant potential liability for Hibernia's plan, or adding or reducing any substantial benefit then existing under Hibernia's plan, then Hibernia shall be entitled to freeze the existing benefit plan of Seller and prohibit participation by former employees of Seller in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's benefit plans are not deemed to be successor plans of the Seller plan in question.

     In addition, Hibernia shall continue in effect in accordance with its terms Seller's and Bank's deferred compensation plan, will permit contributions to the plan of any bonus paid to participants prior to the Effective Date, and will hold such funds in trust for participants in accordance with the terms of the plan until distribution of the funds from the plan to participants. Hibernia acknowledges that it will assume all of Seller's and Bank's rights and obligations under the employee arrangements listed on Schedule 5.

      6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Seller covenants and agrees that it will not do, or agree to commit to do, and Seller will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

          (a) in the case of Seller (and not the Bank), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Seller Common Stock (other than in a fiduciary capacity); provided, however, that Seller may pay quarterly dividends from the date hereof until the Closing Date in amounts not to exceed $1.50 per share of Class A Common Stock per quarter and $.75 per share of Class B Common Stock per quarter and, if the Effective Date occurs other than at the end of a calendar quarter as to which a dividend has been paid, a final dividend prior to the Effective Date equal to the product of (i) $1.50 per share of Class A Common Stock and $.75 per share of Class B Common Stock, in each case multiplied by
(ii) a fraction the numerator of which is the number of days in any fiscal quarter(s) that has elapsed since the end of the most recent fiscal quarter for which a quarterly dividend was paid and the denominator of which is the total number of days in such fiscal quarter(s).

          (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

          (c) except as set forth on Schedule 6(c) hereto, enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with existing policy; provided, however, that Seller may pay the bonuses under Seller's Management Compensation Incentive Plan and Commercial Lender Incentive Program on Schedule 6(c) hereto on or before the Closing Date, which bonuses will reduce any bonus to which any employee receiving the same would be entitled to under any bonus plan of Hibernia for performance during 1996.

          (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, except as set forth on Schedule 6(d) hereto.

          (e) other than as contemplated hereby, and except as set forth on Schedule 6(e) hereto (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its or the Bank's Articles of Incorporation or Bylaws, (iii) impose, or suffer the imposition, on any share of stock held by Seller in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist, (iv) establish or add any automatic teller machines or branch or other banking offices, (v) make any capital expenditures in excess of $25,000 or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Seller's ability to perform its covenants and agreements hereunder;

          (f) except with respect to transactions contemplated hereby, merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank; acquire control over any other firm, bank, corporation or organization or create any subsidiary (except in a fiduciary capacity or in connection with foreclosures in bona fide loan transactions); liquidate; or sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with its past practice; or

          (g)  knowingly fail to comply with any laws,
regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

      7. Representations and Warranties of Seller. Seller (and not its directors or officers in their personal capacities) hereby represents and warrants that , except as set forth on
Schedule 7 hereto:

          7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

          7.2. Organization and Qualification. Each of Seller and the Bank is a corporation or bank duly organized, validly existing, and in good standing under the laws of the State of Louisiana or the United States; each of Seller and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and Seller has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          7.3. Ownership of Other Banks. Seller does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital stock of the Bank consists solely of 1,050,000 shares of common stock of the par value of $10 each, of which 1,050,000 shares of common stock are outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, except as may be affected by 12 U.S.C. Section 55, nonassessable, and, except as provided on Schedule 7.3 hereto, all of such shares are owned by Seller, free and clear of all liens, claims and encumbrances.

          7.4. Corporate Authorization. The execution, delivery and performance of this Agreement have been authorized by Seller's Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the LBCL, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Seller of this Agreement and the consummation of the Mergers have been validly and appropriately taken. Subject to such shareholder approval and to such regulatory approvals as are required by law, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

          7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, tThe execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Bank or to which Seller or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of Seller and the Bank taken as a whole or on the transactions contemplated hereby,
(ii) to the best of the knowledge of Seller's management, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or the Bank or to which Seller or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Seller or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

          7.6. Financial Statements; Dividend Restrictions. Seller has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "Seller Financial Statements"): Seller's Consolidated Balance Sheets as of March 31, 1996 and 1995 (unaudited) and December 31, 1995, 1994 and 1993 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 (audited), and Consolidated Statements of Income for the three-month periods ended March 31, 1996 and 1995 nine-month periods ended September 30, 1995 and 1994 (unaudited).
Each of the Seller Financial Statements (including the related notes) fairly presents the consolidated results of operations of Seller and the Bank for the respective periods covered thereby and the consolidated financial condition of Seller and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Seller Financial Statements, including the notes thereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Louisiana corporations, bank holding companies or national banks generally) precluding Seller or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

          7.7. No Material Adverse Change. Since March 31, 1996December 31, 1995, there has been no event or condition of any character (whether actual, or to the knowledge of Seller or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have a material adverse effect on the financial condition, results of operations, business or prospects of Seller or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

          7.8. Litigation and Proceedings. Except as set forth on Schedule 7.8 hereto, nNo litigation, proceeding or controversy before any court or governmental agency is pending against Seller that in the opinion of its management is likely to have, or, if concluded or sustained adversely to Seller, would reasonably be anticipated to have, a material and adverse effect on the business, results of operations or financial condition of Seller or the Bank taken as a whole, and, to the best of Seller's knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule
7.8 hereto, no member of Seller's consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

          7.9. Material Contracts. Except for this Agreement, the Initial Merger Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement and arrangements made in the ordinary course of business or disclosed on Schedule 7.9 hereto, neither Seller nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by Seller or the Bank without penalty or liability on thirty days prior notice.

          7.10. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Seller or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement, except that certain fees shall be payable on the Closing Date to Alex Sheshunoff & Co. Investment Banking as set forth in the engagement letter(s) attached as Exhibit 7.10 hereto.

          7.11.  Contingent Liabilities.  Except as disclosed on
Schedule 7.11 hereto or as reflected in the Seller Financial Statements and except in the case of the Bank for unfundedeposit liabilities, borrowings and loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1996December 31, 1995, neither Seller nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Seller and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after March 31, 1996, or from any action omitted to be taken during such period that, to the knowledge of Seller, could reasonably be expected to result in any such material obligation or liability.

          7.12.  Tax Liability.  The amounts set up as
liabilities for taxes in the Seller Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

          7.13. Material Obligations Paid. Since March 31, 1996December 31, 1995, neither Seller nor the Bank has incurred or paid any obligation or liability that would be material to Seller on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

          7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Seller or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1993, and all returns filed are complete and accurate to the best information and belief of their respective managements; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Seller or the Bank except as reserved against in the Seller Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Seller's reserves for bad debts at December 31, 1994, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

          7.15. Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Seller in the Seller Financial Statements, as of March 31, 1996December 31, 1995, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Seller, except as disclosed in writing to Hibernia on or prior to the date hereof.

          7.16. Allowance for Loan Losses. The allowances for possible loan losses shown on the balance sheets of Seller as of March 31, 1996December 31, 1995 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of March 31, 1996December 31, 1995, and each such allowance has been established in accordance with GAAP.

          7.17.  Title to Assets; Adequate Insurance Coverage.

          (a) As of March 31, 1996, Seller and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Seller Financial Statements as Statementsowned by Seller or the Bank, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Seller Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1996, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Seller and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Seller or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by Hibernia in such lease of such property.

          (b) With respect to each lease of any real property or a material amount of personal property to which Seller or the Bank is a party, except for financing leases in which Seller or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (ii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) none of the Mergers will constitute a default or a cause for termination or modification of such lease.

          (c) Neither Seller nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (d) To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Seller and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Seller or the Bank is named insured meet the applicable standards of the American Bankers Association.

          7.18. Employee Plans. To the best of Seller's knowledge and belief, it, the Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Seller or the Bank:

               (i) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

               (ii) has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

          7.19.  Copies of Employee Plans.  Attached as Schedule
7.19 hereto are true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by Seller or the Bank for its or the Bank's employees or former employees.

          7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Seller nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

          7.21. No Default. Neither Seller nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument listed on Schedule 7.9 to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

          7.22. Minutes. Prior to the date hereof, Seller has made available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of Seller's and the Bank's respective Boards of Directors and all committees thereof held prior to the date hereof, which minutes are complete and correct in all respects and fully and fairly present the deliberations and actions of such Boards and committees and accurately reflect the business condition and operations of Seller and the Bank as of the dates and for the periods indicated therein.

          7.23.  Insurance Policies.  Attached hereto as Schedule
7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds and directors and officers liability insurance) maintained by Seller or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither Seller nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Seller nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Seller or the Bank.

          7.24. Investments. Except for pledges to secure public or trust deposits, none of the investments reflected in the Seller Financial Statements under the heading "Investment Securities," and none of the investments made by Seller or the Bank since December 31, 1995, and none of the assets reflected in the Seller Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Seller or the Bank is a party, Seller or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

          7.25. Environmental Matters. Neither Seller nor the Bank nor, to the knowledge of Seller and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold) leased, or occupied by Seller or the Bank or used by Seller or the Bank in their respective business ("Seller Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Seller Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Seller nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Seller Properties.

      8.  Representations and Warranties of Hibernia.  Hibernia
(and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

          8.1. Organization and Qualification. Hibernia is a corporation, and HNB is a national banking association, duly organized, validly existing and in good standing under the laws of the State of Louisiana and the United States of America, respectively. Each of Hibernia and HNB has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

          8.2. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's and HNB's Boards of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia, Interim Company and HNB of this Agreement and the transactions contemplated hereby have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, each of this Agreement, the Interim Merger Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement is a legal, valid, and binding obligation of Hibernia, and, to the extent applicable, Interim Company and HNB, enforceable against Hibernia and, to the extent applicable, Interim Company and HNB, in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

      9. Agreements and Covenants. Hibernia and Seller each hereby agrees and covenants to the other that:

          9.1. Shareholder Approvals. If required by applicable law, tThis Agreement shall be submitted to its respectiveSeller's shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which itsSeller's shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.; provided, however, that in lieu of a shareholder's meeting, Seller may effect such approval by shareholder consent if Hibernia consents in writing to such procedure.

          9.2. Actions Necessary to Complete Mergers. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part, including, without limitation, compliance with its covenants herein, as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that neither party shall be obligated to take or cause to be taken any action which is or creates a material burden on such party, except to the extent such actions are reasonably anticipated to be required in order to effect the Mergers.

          9.3. Preparation of Proxy Statement. ItSeller shall prepare as promptly as practicable jointly with Hibernia hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this AgreementSeller in connection with the transactions contemplated hereby. The Proxy Statement, when mailed to the appropriate shareholders, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

          9.4. Press Releases and Public Statements. Unless approved by the other in advance, neither Hibernia nor Seller will issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a registration statement under the 1933 Act containing a description of the terms of the Mergers, or a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with Seller so long as Seller is furnished with a copy of such registration statement or report within a reasonable time after its filing.

          9.5.  Material Developments; Access to Information.

               (i) Hibernia shall furnish Seller with copies of all reports filed by Hibernia with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed.

               (ii) Subject to the provisions of Section 11, in order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Seller to be acquired as a result of the Interim Merger, Seller shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Seller and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

               (iii) No investigation pursuant to this Section
9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

          9.6. Prohibited Negotiations. Prior to the Effective Date, neither Seller nor the Bank shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Seller or the Bank or any business combination with Seller or the Bank other than as contemplated by this Agreement. Seller shall instruct each officer, director, agent, or affiliate of it or the Bank to refrain from doing any of the above, and Seller will notify Hibernia promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Seller or the Bank from taking any action that, in the opinion of counsel to Seller or the Bank, a copy of which opinion shall be furnished to Hibernia upon its request, is required by applicable law, including any law or provision of law relating to fiduciary duties of directors and officers.

          9.7. Cooperation in Mergers. Promptly upon request by Hibernia, Seller shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to cause the Mergers to occur on the Effective Date.

          9.8. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Seller shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller herein.

          9.9.  Indemnification of Directors and Officers of
Seller and the Bank.

          (a) From and after the Effective Date, Hibernia agrees to indemnify and hold harmless and, to the extent provided in its Articles and Bylaws, advance expenses to, each person who, as of the date immediately prior to the date of this Agreement, served as an officer or director of Seller or the Bank (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Seller or the Bank, to the same extent as he would have been indemnified or would have had expenses advanced under the Articles of Incorporation and/or Bylaws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times; provided, however, that the indemnification and advancement of expenses provided by this Section shall not apply to any claim against an Indemnified Person if such Indemnified Person knew or should have known of the existence of the claim and failed to make a good faith effort to require Seller or the Bank, as the case may be, to notify its director and officer liability insurance carrier of the existence of such claim prior to the Closing Date.

          (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia or HNB.

          (c) The rights to indemnification granted by this subsection 9.9 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.9(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $30 million, and Hibernia shall have no responsibility to any Indemnified person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves);
(ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.9 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of
Exhibit 9.9 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.9 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

          9.10 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

     10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

          (a) Within 30 days after the date hereof, if possible, and if it receives full cooperation from Seller and its affiliates in providing required information and signatures, Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

          (b) Within 30 days after the date hereof, if possible, and if it receives full cooperation from Seller and its affiliates in providing required information and signatures, Hibernia shall submit an application to the Comptroller of the Currency (the "Comptroller") for approval of the transactionsBank Merger contemplated hereby in accordance with the provisions of the Bank Merger Act;

          (c) Seller shall endeavor to have each of the directors and executive officers of Seller and the Bank execute a Lock-Up and Non-Competition Agreement in substantially the form of
Exhibit 10(c) hereto; provided, however, that Seller shall have no such obligation prior to the receipt by the Board of Directors of Seller of the Fairness Opinion.

     11.  Confidentiality.

     11.1 Seller and Bank have made and will make available to Hibernia information concerning Seller's and Bank's business and operations. For a period of five years from the date hereof, Hibernia will treat as confidential such information, whether furnished before or after the date hereof, together with all analyses, compilations, studies or other materials prepared by it or its directors, officers, employees, agents, advisors or representatives (collectively, "Representatives"), which contain or otherwise reflect or are generated from such information (collectively, the "Evaluation Material"), and will be responsible for any breach of this section by it or its Representatives. The term "Evaluation Material" does not include information which (i) is or becomes publicly available other than as a result of a disclosure by Hibernia or its Representatives;
(ii) was available to Hibernia on a non-confidential basis prior to its disclosure; (iii) becomes available to Hibernia from a source other than Seller or Bank who is not known to Hibernia to be, after inquiry, bound by a confidentiality agreement with Seller or Bank or otherwise prohibited from transmitting the information to Hibernia by a contractual, legal or fiduciary obligation; or (iv) is independently developed by Hibernia without the use of Evaluation Material.

     11.2 Without Seller's prior written consent the Evaluation Material will not be used other than for the purpose of due diligence, and will be kept confidential, except for disclosure only to Representatives who need to know for the purpose described above, are informed of its confidential nature and are directed to treat it confidentially and not to use it other than as permitted by this section.

     11.3 Notwithstanding the foregoing, if Hibernia or any of its Representatives is requested or required by legal process to disclose any Evaluation Material, it will promptly notify Seller, and if such request or requirement will result in Hibernia or any of its Representatives being legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, it may disclose such portion (and only such portion) of the Evaluation Material which counsel advises is legally required to be disclosed, provided that Hibernia exercises its best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     11.4 If this Agreement is terminated for any reason, Hibernia will promptly return the Evaluation Material as soon as practicable, together with any other material relating to Seller which it or its Representatives may have received from Seller. Notwithstanding the return of any Evaluation Material, Hibernia and its Representatives will continue to be bound by the confidentiality and other obligations under this section.

     11.5 Neither Hibernia nor any of its Representatives for a period of two years after the date of termination of this Agreement (without the Mergers having occurred) will, without Seller's prior consent, solicit for employment any of the officers or employees of Seller or Bank so long as they are employed by either.

     11.6 The parties hereto acknowledge that the provisions of this Section 11 shall apply commencing on the date hereof until the Effective Date, unless the Mergers do not occur, in which event the provisions hereof shall apply for the periods set forth in this Section or, if no period is specified herein, the period that would apply under applicable law.


     12. Conditions. The consummation of the Merger is conditioned upon:

          12.1.  Shareholder Approval.  Approval of this
Agreement by the required vote of shareholders of Seller.

          12.2. Federal Reserve Board and OCC Approvals. Procurement by Hibernia of the approval of the Federal Reserve Board of the Interim Merger and the Holding Company Merger and the Comptroller of the Bank Merger and any and all other transactions contemplated hereby.

          12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

          12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Seller shall be prohibited by any order of any court or other governmental authority from consummating the transactions contemplated by this Agreement.

          12.5. Opinion of Hibernia Counsel. Seller and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance satisfactory to Seller, as to such matters as Seller may reasonably request with respect to the transactions contemplated hereby.

          12.6. Opinion of Seller Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Correro, Fishman & Casteix, for Seller, in form and substance satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

          12.7. Representations, Warranties and Agreements of Seller. Each of the representations, warranties, and agreements of Seller contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the Chairman of the Board and the President of Seller, dated the Closing Date, to such effect; Seller shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Seller shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby; provided, however, that this condition shall not be applicable unless it would entitle the other party to terminate the Agreement under Section 13.2.

          12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Seller shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to Seller such other certificates as Seller shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Seller with such further documents or other materials as Seller shall have reasonably requested in connection with the transactions contemplated hereby.; provided, however, that this condition shall not be applicable unless it would entitle the other party to terminate the Agreement under
Section 13.2.

          12.9. Fairness Opinion. Seller shall have received a letter from Alex Sheshunoff & Co., dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, that has not been withdrawn as of the Closing Date, to the effect that the terms of the Mergers are fair to its shareholders from a financial point of view.

          12.10. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5 or 12.8 shall only constitute conditions to consummation of the Merger if asserted by Seller and a failure to satisfy any of the requirements set forth in Section 12.6 or 12.7 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

     13.  Termination.   This Agreement may be terminated prior
to the Closing Date, either before or after its approval by the shareholders of Seller, in any of the following events:

          13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire
Board.

          13.2.  Breach of Representation, Warranty or Covenant.
(a) by Hibernia, in the event of a breach by Seller of any representation or warranty herein, if the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of Seller or the Bank, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the Seller by Hibernia, or (b) by either party hereto, in the event of a breach of a warranty or covenant, if such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

          13.3.  Passage of Time; Inability to Satisfy
Conditions. By either party hereto, in the event that (i) the Merger is not consummated by November 30, 1996, or (ii) any condition to Closing cannot be satisfied at any time and will not be waived by the party or parties entitled to waive it.

          13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank or the Comptroller has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time period for all appeals or requests for reconsideration thereof has run.

          13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of Seller.

          13.6 Material Adverse Change. By Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

          13.7. 13.8. Fairness Opinion. By Seller, if it shall not have received a letter from Alex Sheshunoff & Co., dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, to the effect that the terms of the Merger are fair to its shareholders from a financial point of view, or if such letter has been received as of that date but withdrawn prior to the Closing Date.

     14. Closing and Effective Date. The closing of the Mergers (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the date that falls 3015 days after the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act; (ii) the date that falls 15 days after the date of the order of the Comptroller approving the Bank Merger; and (iii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such other date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Initial Merger Agreement and the Holding Company Merger Agreement shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Initial Merger and its Holding Company Merger shall become effective as of the date and time of such filing (such date and time being referred to herein as the "Effective Date").

     15. Survival and Termination of Representations, Warranties and Covenants.

          15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

          15.2. The provisions and agreements set forth in Sections 3, 5, 9.9, and 11 shall survive the Closing, if the Closing occurs, for the benefit of the entities, shareholders, directors, officers and employees of Seller who are the intended beneficiaries of such provisions.

          15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 3.7, 9.2 or 9.10 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Mergers having occurred, in which event liability for a breach of Section 9.2 or Section 9.10 shall survive the termination of the Agreement provided, however, that any claim, proceeding or other legal action based upon a breach of either Section 9.2 or 9.10 shall be filed within 180 days following the date on which the Agreement terminates. It is the intent of the parties hereto that the period set forth in this Section 15.3 shall be a contractual statute of limitations and that (i) the filing of an action within that period will stop the running of the period, and (ii) failure to file an action within the period will result in the loss of any and all rights to file such an action in the future. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

          15.4. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

     16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto,
(i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Seller shall change the number of shares of Hibernia Common Stock into which shares of Seller Common Stock will be converted by the Mergertherein.

     17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

     18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

     19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

     20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

     21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia or HNB shall be sent to:

                    HNB
                    313 Carondelet Street
                    New Orleans, Louisiana  70130
                    Attention:  Corporate Law Division

and a copy of all notices or other communications directed to Seller shall be sent to:

Seller:        Calcasieu Marine National Bank
               One Lakeshore Drive
               Lake Charles, Louisiana  70629
               Attention:  President

Copy to:       William B. Lawton
               c/o William B. Lawton Company, Inc.
               One Lakeshore Drive
               Lake Charles, Louisiana  70629

and

               Anthony J. Correro, III, Esq.
               Correro, Fishman, and Casteix
               201 St. Charles Avenue, Suite 4700
               New Orleans, Louisiana  70170

     22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the merger agreements related hereto is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.

     24. Execution by HNB. The parties acknowledge and agree that this Agreement shall be executed on behalf of HNB for the sole purpose of binding HNB to its obligations under Section 3.7 hereof and that such execution shall not have the effect of binding or obligating HNB in any other manner whatsoever other than to enter into and perform the Bank Merger Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                              Hibernia Corporation



                              /s/  Stephen A. Hansel
                              -------------------------
                              Stephen A. Hansel
                              President and Chief Executive
                              Officer

Attest:



/s/Patricia C. Meringer
- -----------------------
Patricia C. Meringer
Secretary

                              Hibernia National Bank



                              /s/  Stephen A. Hansel
                              -----------------------
                              Stephen A. Hansel
                              President and Chief Executive
                              Officer

Attest:


/s/Patricia C. Meringer
- -----------------------
Patricia C. Meringer
Secretary


                         CM BANK HOLDING COMPANY (Seller):



                      By:   /s/William B. Lawton
                            ---------------------
                             William B. Lawton
                             Chairman of the Board

Attest:



/s/ Jack E. Lawton, Jr.
- -----------------------
Jack E. Lawton, Jr.
Secretary